Exhibit A

           AGREEMENT AND PLAN OF MERGER


Parties:

  THIS AGREEMENT AND PLAN OF MERGER ("Merger
Agreement") is entered into by and between Butler National
Corporation, a Minnesota corporation ("Butler-Minnesota"), and Butler National Corporation, a Delaware corporation ("Butler-
Delaware").

Recitals:

  1. Butler-Minnesota is a corporation duly organized and existing under the laws of the State of Minnesota.

  2. Butler-Delaware is a corporation duly organized and existing under the laws of the State of Delaware.

  3. On the date of this Merger Agreement, Butler-Minnesota's authorized capital consists of 40,200,000 shares of stock, consisting of 40,000,000 shares of Common Stock, par value $0.01 per share (the "Butler-Minnesota Common Stock"), of which 9,280,980 common shares are issued and outstanding, and 200,000 shares of preferred stock, par value $5.00 per share, none of which shares are issued and outstanding.

  4. On the date of this Merger Agreement, Butler-Delaware's authorized capital consists of 40,200,000 shares of stock, consisting of 40,000,000 shares of Common Stock, par value $0.01 per share (the "Butler-Delaware Common Stock"), of which one share is issued and outstanding and owned by Butler-Minnesota, and no shares of preferred stock are issued and outstanding.

  5. The respective Boards of Directors of Butler-Minnesota and Butler-Delaware have determined that it is advisable and in the best interests of each such corporation that Butler-Minnesota merge with and into Butler-Delaware upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of Butler-Minnesota in the State of Delaware.

  6. The respective Boards of Directors of Butler-Minnesota and Butler-Delaware have, by resolutions duly adopted, approved and adopted this Merger Agreement. Butler-Minnesota has adopted this Merger Agreement as the sole stockholder of Butler-
Delaware and the Board of Directors of Butler-Minnesota has directed that this Merger Agreement be submitted to a vote of its shareholders. The affirmative vote of the holders of a majority of the shares of the Butler-Minnesota Common Stock outstanding must approve this Merger Agreement for it to become effective.

  7. The parties intend by this Merger Agreement to effect a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended.

Terms and Provisions:

  In consideration of the foregoing recitals and of the following terms and provisions, and subject to the following conditions, it is agreed:

  1. Merger. At the Effective Time (as defined in this Section 1), Butler-Minnesota shall be merged with and into Butler-Delaware
(the "Merger"). Butler-Delaware shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the separate corporate existence of Butler-Minnesota shall cease. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The date and time when the

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Merger shall become effective is herein referred to as the
"Effective Time."

  2. Governing Documents.

   a. The Certificate of Incorporation of Butler-Delaware as it may be amended or restated subject to applicable law, and as in effect immediately prior to the Effective Time, shall constitute the Certificate of Incorporation of the Surviving Corporation without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

   b. The Bylaws of Butler-Delaware as in effect immediately prior to the Effective Time shall constitute the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

  3. Officers and Directors. The persons who are officers and directors of Butler-Minnesota immediately prior to the Effective Time shall, after the Effective Time, be the officers and directors of the Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law.

  4. Name. The name of the Surviving Corporation shall continue to be Butler National Corporation.

  5. Succession. At the Effective Time, the separate corporate existence of Butler-Minnesota shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public or private nature and be subject to all the restrictions, disabilities and duties of Butler-Minnesota; and all the rights, privileges, powers and franchises of Butler-Minnesota, and all property, real, personal and mixed, and all debts due to Butler-Minnesota on whatever account, as well for share subscriptions and all other things in action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as the same were of Butler-Minnesota, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger, but all rights of creditor and liens upon any property of Butler-Minnesota shall be preserved unimpaired, and all debts, liabilities and duties of Butler-Minnesota shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; provided, however, that such liens upon property of Butler-Minnesota will be limited to the property affected thereby immediately prior to the Merger. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Butler-Minnesota, its shareholders, Board of Directors and committees thereof, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation, its shareholders, Board of Directors and committees thereof, respectively, and shall be as effective and binding thereon as the same were with respect to Butler-Minnesota.

  6. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

   a. Each share of Butler-Minnesota Common Stock outstanding immediately prior to the Effective Time shall be converted into, and shall become, one fully paid and nonassessable share of Butler-Delaware Common Stock.

   b. The one share of Butler-Delaware Common Stock issued and outstanding in the name of Butler-Minnesota shall be cancelled and retired, and no payment shall be made with respect thereto, and such shares shall resume the status of unauthorized and unissued shares of Butler-Delaware Common Stock.

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  7. Stock Certificates.  At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective
Time represented shares of Butler-Minnesota Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Butler-Delaware Common Stock into which the shares of Butler-Minnesota Common Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Butler-Minnesota or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting or other rights with respect to and to receive any dividends and other distributions upon the shares of Butler-Delaware Common Stock evidenced by such outstanding certificate as above provided. Nothing contained herein shall be deemed to require the holder of any shares of Butler-Minnesota
Common Stock to surrender the certificate or certificates representing such shares in exchange for a certificate or certificates representing shares of Butler-Delaware Common
Stock.

  8. Options. Each right in or to, or option to purchase, shares of Butler-Minnesota Common Stock, granted under Butler-Minnesota's 1989 Nonqualified Option Plan, the 1993
Nonqualified Option Plan I, the 1993 Nonqualified Option Plan
II and the 1995 Nonqualified Option Plan (collectively the "Plans") and otherwise, which is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action of the part of the holder thereof, be converted into and become a right in or to, or an option to purchase at the same option price per share, the same number of shares of Butler-Delaware Common Stock, upon the same terms and subject to the same conditions as set forth in the Plans or otherwise as in effect at the Effective Time. The same number of shares of Butler-Delaware Common Stock shall be reserved for purposes of the outstanding options as is equal to the number of shares of Butler-Minnesota Common Stock so reserved as of the Effective Time. As of the Effective Time, the Surviving Corporation hereby assumes the Plans and all obligations of Butler-Minnesota under the Plans including the outstanding rights or options or portions thereof granted pursuant to the Plans and otherwise.

  9. Other Employee Benefit Plans. As of the Effective Time, the Surviving Corporation hereby assumes all obligations of Butler-Minnesota under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

  10. Conditions. The consummation of the Merger is subject to satisfaction of the following conditions prior to the Effective
Time:

   a. The Merger shall have received the requisite approval of the holders of Butler-Minnesota Common Stock and all necessary action shall have been taken to authorize the execution, delivery and performance of the Merger Agreement by Butler-Minnesota and Butler-Delaware.

   b. All approvals and consents necessary or desirable, if any, in connection with the consummation of the Merger shall have been obtained.

   c. No suit, action, proceeding or other litigation shall have been commenced or threatened to be commenced which, in the opinion of Butler-Minnesota or Butler-Delaware, would pose a material restriction on or impair consummation of the Merger, performance of this Merger Agreement or the conduct of the business of Butler-Delaware after the Effective Time, or create a risk of subjecting Butler-Minnesota or Butler-Delaware, or their respective shareholders, officers or directors, to material damages, costs, liability or other relief in connection with the Merger or this Merger Agreement.

  11. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the State of Delaware applicable to contracts entered into and to be performed wholly within the State of Delaware, except to the extent that the laws of the State of Minnesota are mandatorily applicable to the Merger.

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  12. Amendment.  Subject to applicable law and subject to the rights of Butler-Minnesota's shareholders further to approve any amendment which would have a material adverse effect on such shareholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to the terms contained herein.

  13. Deferral or Abandonment. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the Board of Directors of either Butler-Minnesota or Butler-Delaware or both, notwithstanding approval of this Merger Agreement by the shareholders of Butler-Minnesota or the stockholders of Butler-Delaware, or both, if circumstances arise which, in the opinion of the Board of Directors of Butler-Minnesota or Butler-Delaware, make the Merger inadvisable or such deferral of the time of consummation thereof advisable.

  14. Counterparts. This Merger Agreement may be executed in any number of counterparts each of which when taken alone shall constitute an original instrument and when taken together shall constitute one and the same Agreement.

  15. Further Assurances. From time to time, as and when required or requested by either Butler-Minnesota or Butler-Delaware, as applicable, or by its respective successors and assigns, there shall be executed and delivered on behalf of the other corporation, or by its respective successors and assigns, such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchise and authority of Butler-Minnesota and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of each corporation are fully authorized in the name and on behalf of such corporation or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

 IN WITNESS WHEREOF, Butler-Minnesota and Butler-
Delaware have caused this Merger Agreement to be signed by their respective duly authorized officers and delivered this _______ day of ________________, 1996.

       BUTLER NATIONAL CORPORATION
       a Minnesota corporation


       By:
        Title:
ATTEST:


By:
  Secretary

       BUTLER NATIONAL CORPORATION
       a Delaware corporation


       By:
        Title:
ATTEST:


By:
  Secretary

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